Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lifetime Brands Inc. 2000 Long-Term Incentive Plan of our reports dated March 9, 2012, with respect to the consolidated financial statements and schedule of Lifetime Brands, Inc. and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Melville, New York
January 17, 2013